UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) April 24, 2008
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200 N/A (Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02 - Results of Operations and Financial Condition.

On April 24, 2008, the registrant issued the following press release announcing financial results for the three months ended March 29, 2008:

News Release
CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470

Integrated Corporate Relations James Palczynski 203-682-8229

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS STRONG
FIRST QUARTER RESULTS

Consolidated Net Sales increase 11.3%
First Quarter EPS increased to $0.04 versus $0.01 a year-ago
Both operating segments perform well
Native Eyewear acquisition closed on March 24, 2008

Lincoln, RI - April 24, 2008 - A.T. Cross Company (AMEX: ATX) today announced financial results for the first quarter ended March 29, 2008.

Consolidated sales for the first quarter of 2008 increased 11.3% to $36.3 million compared to $32.6 million in the first quarter of 2007. The Cross Accessory Division recorded revenue of $26.5 million, up 7.4% compared to the same period last year. The Cross Optical Segment, which included five days of the recently acquired Native Eyewear business, had a first quarter sales increase of 23.5% to $9.7 million, compared to the same period last year.

Gross margin in the first quarter was 55.1% versus 56.4% last year. The Company still expects full year gross margins to improve 100 basis points over 2007. Operating expenses were $19.0 million, or 52.3% of sales in the quarter, versus $18.1 million, or 55.5% of sales for the same period a year ago. This ratio improvement was driven by an ongoing focus on cost control and the achievement of some economies of scale on the sales growth. Consolidated operating income in the first quarter was $1.0 million versus $0.3 in the first quarter of last year.

Net income for the first quarter, which is the Company's seasonally slowest period, was $0.6 million, or $0.04 per diluted share, compared to $0.1 million, or $0.01 per diluted share, last year.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "We continue to make progress on each of our core strategies: to grow our business organically, to make accretive acquisitions, to improve our profitability and to unlock the benefits of scale in our optical business. We are proud to continue to execute well even in the face of challenging retail trends. The global diversification of the Cross business and the power of both the Cross and Costa Del Mar brands continue to protect our opportunity. We believe that the stage is set for another successful year for our company."

Balance Sheet and Cash Flow

The Company's first quarter balance sheet reflects the acquisition of Native Eyewear, Inc, which was financed by utilizing approximately $19 million of bank financing. Cash flow from operations during the first quarter of 2008 was $5.4 million greater than the prior year's first quarter. Also, during the current quarter the CAD division made progress towards its full year inventory reduction goal of approximately $3 million as the CAD division's inventory was $1.2 million below year end 2007.

Guidance

The Company commented that its prior forecast for net sales growth and earnings per share did not reflect a contribution from the recently announced acquisition of Native Eyewear. To adjust, the Company has raised its target for net sales growth to 10% to 12% versus a prior range of 6% to 8% and it now believes an appropriate target for full year 2008 earnings per share would be in the range of $0.49 to $0.51. The Company noted that it continues to believe that Native's contribution to earnings per share in fiscal 2009 would be approximately $0.07 per share.

Conference Call

The Company's management will host a conference call today, April 24, 2008 at 4:30 PM Eastern Time. Parties interested in participating in the conference call may dial-in at (888) 287-5532, while international callers may dial-in at (719) 955-9039. A live webcast of the call will be accessible on the Company's website at www.cross.com or www.viavid.net. The webcast will be archived for 30 days on these sites, while a telephone replay of the call will be available beginning at 7:30 PM Eastern Time on April 24, 2008 through May 1, 2008 at (888) 203-1112 or (719) 457-0820 for international callers, and entering the pass code of 5862473.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, Costa Del Mar's website at www.costadelmar.com and the Native Eyewear website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to gross margins, the strength of the Company's brands and the expected performance of Native Eyewear). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to uncertainties arising from operating a new business and the continued challenging retail environment in the United States, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of April 24, 2008. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)

A. T. CROSS COMPANY CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)
		Three Months Ended
		March 29, 2008	March 31, 2007

	Net sales	$ 36,257	$ 32,572
	Cost of goods sold	16,286	14,200
	Gross Profit	19,971	18,372
	Selling, general and administrative expenses	16,734	15,879
	Service and distribution costs	1,651	1,454
	Research and development expenses	573	599
	Restructuring charges	-	152
	Operating Income	1,013	288
	Interest and other (expense) income	(47)	(40)
	Income Before Income Taxes	966	248
	Income tax provision	364	125
	Net Income	$ 602	$ 123

	Net Income per Share:
	Basic	$ 0.04	$ 0.01
	Diluted	$ 0.04	$ 0.01
	Weighted Average Shares Outstanding:
	Basic	15,070	14,778
	Diluted	15,423	15,303

		Three Months Ended
		March 29, 2008	March 31, 2007
Segment Data:	Cross Accessory Division
	Net Sales	$ 26,529	$ 24,693
	Operating Loss	(17)	(367)

Segment Data:	Cross Optical Group
	Net Sales	$ 9,728	$ 7,879
	Operating Income	1,030	655

A.T. CROSS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	March 29, 2008	March 31, 2007
Assets
Cash and cash equivalents	$ 15,501	$ 20,024
Accounts receivable	28,762	24,839
Inventories	33,931	28,544
Deferred income taxes	5,254	5,105
Other current assets	6,760	5,366
Total Current Assets	90,208	83,878

Property, plant and equipment, net	17,438	13,688
Goodwill	16,411	7,288
Intangibles and other assets	14,917	5,443
Deferred income taxes	8,301	8,712

Total Assets	$ 147,275	$ 119,009

Liabilities and Shareholders' Equity
Accounts payable and other current liabilities	$ 25,237	$ 23,533
Retirement plan obligations	2,182	2,029
Total Current Liabilities	27,419	25,562

Long-term debt	21,721	4,000
Retirement plan obligations	4,981	7,515
Deferred gain on sale of real estate	4,171	4,693
Other long term liabilities	3,314	2,752
Accrued warranty costs	1,342	1,308
Shareholders' equity	84,327	73,179

Total Liabilities and Shareholders' Equity	$ 147,275	$ 119,009

For information at A. T. Cross contact:
Kevin F. Mahoney
Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: April 24, 2008	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer